SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


                    Amendment to Application or Report filed
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                          Date of Report: July 7, 2003


                             Accesspoint Corporation
             (Exact name of registrant as specified in its charter)



    Nevada                 000-29217                   95-4721385
----------------           ---------                   ----------
(State or other           (Commission                 (IRS Employer
jurisdiction of            File Number)                Identification No.)
incorporation)


6171 W. Century Blvd. Suite 200 LA, CA                       90045
-----------------------------------------                     -----
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code: (310) 846-2500

 Not Applicable
(Former name or former address, if changed since last report.)

=======================================================================

Item 1.  Changes in Control of Registrant

                  None.

Item 2.  Acquisition or Disposition of Assets

                  None.

Item 3.  Bankruptcy or Receivership

                  None.


Item 4.  Changes in Accountants

                          None.

Item 5.  Other Events and Regulation FD Disclosure

In mediation on July 2, 2003, the registrant settled two inter-related claims, one lawsuit and one arbitration claim arising out of a dispute over a contract whereby the registrant agreed to purchase certain merchant accounts from Northwest Systems, LLC ("NWS"). The first case (lawsuit) sought to recover damages of $300,000 for alleged breach of the contact to purchase, while the second case (arbitration) claimed that NWS has not been paid all residual payments due it under its agency contract with the registrant. In May 2003, an award in the arbitration claim in the amount of $149,000 was made for the benefit of the plaintiff. The registrant had accrued the entire amount of the judgment plus earned, but unpaid, residuals due to NWS under its agency agreement, which were in contention.

While not all terms of the settlement can be disclosed, the registrant will record other income in the form of a gain on the forgiveness of debt, in the amount of $270,836 in the quarter ended September 30, 2003. The settlement also calls for the conversion/transfer of all merchants accounts associated with NWS effective, July 1, 2003. While no accurate forecast can be made as to the amount and timing of the anticipated conversion, NWS merchants accounted for approximately 10% of the registrant's gross processing revenue for the quarter ended March 31, 2003. The settlement also calls for a mutual release on both parties of all and any current or contemplated actions arising from their business relationship.

Item 6.  Resignation of Directors

                   None.

Item 7.  Financial Statements Pro Forma Financial & Exhibits

                   None.


Item 8.  Changes In Fiscal Year

                   None.


Item 9.  Regulation FD Disclosures

         See Items 1, 5 and 6, above.

                                  Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  July 7, 2003                 Accesspoint Corporation
      -------------------

                                    By: S/s Becky Takeda
                                        ----------------
                                        Becky Takeda
                                        Chief Executive Officer, President


A. EXHIBITS

                            None.